Exhibit 99.1

Old National Bancorp Announces Quarterly Dividends

EVANSVILLE, Ind., November 3, 2022 – Old National Bancorp (“Old National”) (NASDAQ: ONB) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share on its outstanding shares of common stock. This quarterly cash dividend will be payable on December 15, 2022, to shareholders of record as of the close of business on December 1, 2022.

In addition, the Board of Directors declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on Old National’s 7.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (NASDAQ: ONBPP) and Series C (NASDAQ: ONBPO). The dividends are payable on February 20, 2023, to shareholders of record as of the close of business on February 5, 2023.

About Old National
Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the sixth largest commercial bank headquartered in the Midwest. With approximately $46 billion of assets and $27 billion of assets under management, Old National ranks among the top 35 banking companies based in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for eleven consecutive years. Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients and in the communities it serves. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.

CONTACTS:
Media: Kathy Schoettlin	Investors: Lynell Walton
(812) 465-7269	(812) 464-1366
Kathy.Schoettlin@oldnational.com	Lynell.Walton@oldnational.com

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